EXHIBIT 99.1


                             RE-OFFERING PROSPECTUS

                                                                   EXHIBIT 99.1

                             Dated January 31, 2014

                             RE-OFFERING PROSPECTUS

                                  SOLAR3D, INC.
                             26 WEST MISSION AVENUE
                         SANTA BARBARA, CALIFORNIA 93101

                        4,000,000 SHARES OF COMMON STOCK

         This prospectus covers 4,000,000 shares (the "Shares") of the common stock ("Common Stock"), par value $0.001 per share, of Solar3D, Inc., a Delaware corporation ("Solar3D," "we," or the "Company"). The Shares covered by this prospectus include 4,000,000 Shares that are eligible for vesting and issuance to our chief executive officer pursuant to a restricted stock agreement. Our chief executive officer is referred to as the "Selling Securityholder." We will not receive any of the proceeds from the sale of securities by the Selling Securityholder.

         Solar3D's Common Stock trades on the OTC-QB Market under the symbol "SLTD" and the last bid price and ask price on January 23, 2014 for the Common Stock as reported on the OTC Bulletin Board was $0.114 and $0.12, respectively.

         For a discussion of certain factors that should be considered in connection with an investment in Solar3D's Common Stock, see "Risk Factors" beginning on page 3 of this prospectus.

                               ------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

         The Securityholder may from time to time sell all or a portion of the securities offered by this prospectus in transactions in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Securityholder may affect such transactions by selling such securities directly to purchasers or through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Securityholder or the purchasers of the securities for whom they may act as agents.

                             ADDITIONAL INFORMATION

         This prospectus is part of a registration statement on Form S-8 (together with all amendments and exhibits (the "Registration Statement") which has been filed by Solar3D with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you may read the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to in this prospectus are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, you may read the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         Solar3D is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act Solar3D files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information, as well as the Registration Statement and Exhibits of which this Prospectus is a part, filed by Solar3D may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You may obtain copies of such material from the Commission by mail at prescribed rates. You should direct your requests to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a web site that contains reports, proxies, and information statements regarding registrants that file electronically with the Commission. The address of the web site is http://www.secgov. Solar3D's Common Stock is traded on the OTC Bulletin Board. Reports and other information concerning Solar3D can also be obtained at the offices of the National Association of Security Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C., 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Solar3D hereby incorporates by reference into this prospectus the following documents previously filed with the Commission:

         1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

         2. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013.

         3. The Registrant's Definitive 14C Information Statement filed by the Company with the Securities and Exchange Commission on April 23, 2013.

         4. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 2011.

         All documents filed by Solar3D pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering are deemed incorporated by reference in this prospectus and are a part of this prospectus from the date of the filing of such documents. See "Additional Information." Any statement contained in a document incorporated or deemed to be incorporated in this prospectus by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         Solar3D will provide without charge to each person to whom this prospectus is delivered, upon request of any such person, a copy of any of the foregoing documents incorporated in this prospectus by reference, other than exhibits to such documents not specifically incorporated by reference. Written or telephone requests should be directed to Solar3D's chief executive officer at its principal executive offices: Solar3D, Inc., 26 West Mission Avenue, Santa Barbara, California 93101, telephone number (805) 690-9000.


                                  RISK FACTORS

         Purchasing Shares of Common Stock in Solar3D, Inc. entails substantial risk. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

FORWARD-LOOKING STATEMENTS

         The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for Solar3D to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this prospectus including the documents incorporated by reference may contain both historical and forward-looking statements. To the extent that the prospectus contains forward-looking statements regarding the financial condition, operating results, Solar3D's business prospects or any other aspect of Solar3D's business, please be advised that Solar3D's actual financial condition, operating results and business performance may differ materially from that projected or estimated by management in forward-looking statements. Solar3D has attempted to identify, in context, certain of the factors that management currently believes may cause actual future experience and results to differ from Solar3D's current expectations. The differences may be caused by a variety of factors, including but not limited to, adverse economic conditions, intense competition, including entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, lower sales and revenues than forecast, failure to obtain commercial orders for our products and services, failure to effectively commercialize our technology, loss of customers, loss of supplies, price increases for supplies and components, inability to raise prices, failure to obtain customers, failure to establish a facility for onsite production of our 3D solar cell technology, inability to produce our 3D solar cell technology in sufficient volume to meet demand or on a cost effective basis, failure to market our 3D solar cell technology effectively, our inability to execute our business plan and in particular our plan to earn revenue by licensing our 3D solar cell technology, failure of business acquisitions by us to be profitable or successful, the risk of litigation and administrative proceedings involving us or our employees, higher than anticipated labor costs, the possible fluctuation and volatility of Solar3D operating results and financial condition, adverse publicity and news coverage, Solar3D's inability to carry out marketing and sales plans, increases in short-term interest rates and the cost of its credit lines, inflationary factors, and other specific risks that may be alluded to in this prospectus or in other reports issued by Solar3D.

         WE HAVE BEEN INCURRING OPERATING LOSSES SINCE INCEPTION. We are not currently earning revenue and continue to expend funds for the development of our 3D solar cell technology, which we have not yet effectively commercialized. While our solar energy conversion test results are promising, we are still seeking a mass production methodology by which the 3D solar cells can be manufactured on a cost competitive basis.

         WE HAVE A LIMITED OPERATING HISTORY, WHICH COULD MAKE IT DIFFICULT TO ACCURATELY EVALUATE OUR BUSINESS AND PROSPECTS. Although we were formed in January 2002, we have only recently begun to test market our 3D solar cell technology. We have no orders for our products or services to date and no assurance that our technology can be commercialized or manufactured on a cost effective basis to enable us to be cost competitive in the solar energy industry market. We cannot assure at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Management believes that our success will depend in large part on the competitiveness of our pricing and the industry's acceptance of our 3D solar cell technology as an alternative to traditional energy sources. We intend to invest heavily in completing development of, enhancing, and marketing our 3D solar cell technology. As a result, we expect to continue to incur operating losses with our 3D solar cell technology in the foreseeable future.

         WE CANNOT ASSURE THAT OUR BUSINESS WILL BE PROFITABLE. Our business is speculative and dependent upon the acceptance of our proprietary 3D solar cell technology and our ability to commercialize and market it. S3D cannot assure that industry will accept our 3D solar cell technology as an alternative to existing energy sources, or that S3D will earn any profit. We cannot assure that we will earn any revenues or that investors will not lose their entire investment.

         WE MAY NOT SUCCESSFULLY IMPLEMENT OUR BUSINESS MODEL. Our business model is predicated on our ability, or the ability of our potential licensees, if any, to produce 3D solar cell technology in qualified facilities. We intend to outsource manufacturing or to license the proprietary technology to customers for production in their own facilities. S3D cannot assure that customers will license our technology to produce it in their own facilities, that various industries will adopt our 3D solar cell technology, or that prospective customers will agree to pay the prices that we propose to charge. In the event our customers resist paying the prices projected in our business plan to purchase our 3D solar cell technology or to license the technology to produce it themselves, our business, financial condition, and results of operations will be materially and adversely affected.

         WE MAY ACQUIRE BUSINESSES IN THE FUTURE THAT ARE NOT PROFITABLE OR SUCCESSFUL. There is no assurance that any business or company that we acquire in the future will be profitable or successful, or will not incur unexpected operating losses and liabilities which adversely affect our operating results, financial condition and business performance. New businesses we acquire may not perform as we expect or project for a variety of reasons, many of which may be beyond our ability to control.

         WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST COMPANIES WITH SUBSTANTIALLY GREATER RESOURCES. The alternative energy and related industries are extremely competitive. There are a substantial number of traditional providers that compete directly and indirectly with us, many of which have significantly greater financial resources, higher revenues, and greater economies of scale than those of the Company. New alternative energy technology may be developed in the future which will compete with our 3D solar cell technology, and such competition from such alternative technologies may already exist. We will attempt to distinguish ourselves from our competitors, but we cannot assure that we will be able to penetrate the market. We believe that our 3D solar cell technology is attractive to prospective customers because our technology is able to eliminate surface reflection and maximize the conversion of photons into electrons to achieve greater efficiency and a lower cost per watt. Nevertheless, there is no assurance that the Company will compete successfully with existing or future competitors in the alternative energy or any other industry.

         OUR BUSINESS STRATEGY DEPENDS ON THE WIDESPREAD ADOPTION OF SOLAR POWER TECHNOLOGY. The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. The adoption and use of solar energy is currently encouraged by financial subsidies at the federal and state level, which is also true in many foreign jurisdictions. If solar power technology proves unsuitable for widespread commercial deployment or if government incentives are withdrawn and the demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability and positive cash flow. The factors influencing the widespread adoption of solar power technology include but are not limited to:

         o        cost-effectiveness  of solar  power  technologies  as compared
                  with   conventional   and   non-solar    alternative    energy
                  technologies;

         o        performance   and  reliability  of  solar  power  products  as
                  compared with conventional and non-solar alternative energy products;

         o fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

         o continued deregulation of the electric power industry and broader energy industry; and

         o        availability of governmental subsidies and incentives.

         OUR BUSINESS IS SUBJECT TO VARIOUS GOVERNMENT REGULATIONS AND DEPENDENT ON CERTAIN SUBSIDIES. Our business is subject to various federal, state, and local laws affecting businesses in general, especially those affecting alternative energy businesses. The Federal Trade Commission and equivalent state agencies regulate advertising and representations made by businesses in the sale of their products, which apply to us. Our business is also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. In addition, our manufacturing operations, if established, will be subject to a variety of federal, state and local requirements governing the protection of the environment. Because the public is focusing more attention on the environmental impact of the operations of manufacturing industries, these requirements may become more stringent in the future. Failure to comply with environmental laws could subject us to substantial liability or force us to change our manufacturing operations significantly. In addition, under some of these laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause the contamination. Our failure to comply with applicable government rules or regulations could have a material adverse effect on our financial condition and business operations.

         WE MAY INCUR INDEBTEDNESS THAT WE ARE UNABLE TO REPAY. We cannot assure that we will not incur debt in the future, that we will have sufficient funds to repay our indebtedness or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business.

         WE MAY INCUR UNINSURED LOSSES. We cannot assure that will not incur uninsured liabilities and losses as a result of the conduct of our business. We plan to maintain comprehensive liability and property insurance at customary levels. We will also evaluate the availability and cost of business interruption insurance. However, should uninsured losses occur, stockholders could lose their invested capital.

         WE CANNOT ASSURE THAT WE WILL HAVE THE RESOURCES TO REPAY ALL OF OUR LIABILITIES IN THE FUTURE. We may have liabilities to affiliated or unaffiliated lenders. These liabilities would represent fixed costs which would be required to be paid regardless of the level of business or profitability experienced by us. We cannot assure that we will be able to pay all of our liabilities. Furthermore, we are always subject to the risk of litigation from customers, suppliers, employees, and others because of the nature of our business, including but not limited to consumer lawsuits. Litigation can cause us to incur substantial expenses and, if cases are lost, judgments, and awards can add to our costs.

         WE MAY INCUR COST OVERRUNS IN THE DEVELOPMENT, MANUFACTURE, AND DISTRIBUTION OF OUR VARIOUS PRODUCTS. We may incur substantial cost overruns in the development, enhancement, and marketing of our 3D solar cell technology. Management is not obligated to contribute capital to us. Unanticipated costs may force us to obtain additional capital or financing from other sources, or may cause us to lose our entire investment in us if we are unable to obtain the additional funds necessary to implement our business plan. We cannot assure that we will be able to obtain sufficient capital to implement our business plan successfully. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of stockholders' investment in us is diminished.

         IF WE ARE UNABLE TO PAY FOR MATERIAL AND SERVICES TIMELY, WE COULD BE SUBJECT TO LIENS. If we fail to pay for materials and services for our business on a timely basis, our assets could be subject to material men's and workmen's liens. We may also be subject to bank liens in the event that we default on loans from banks, if any.

         WE MAY NOT HAVE ADEQUATE CAPITAL TO FUND OUR BUSINESS. We will have limited capital available to us, to the extent that we raise capital from this offering or from any subsequent offering. If our entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then our financial condition, results of operations and business performance would be materially adversely affected. We cannot assure that we will have adequate capital to conduct our business.

         STOCKHOLDERS MUST RELY ON MANAGEMENT TO MAKE DECISIONS FOR US. Under applicable state corporations law and our bylaws, our officers and directors have the power and authority to manage all aspects of our business. Stockholders must be willing to entrust all aspects of our business to our directors and executive officers.

         IF WE WERE TO LOSE THE SERVICES OF OUR KEY PERSONNEL, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS STRATEGY. Our success is substantially dependent on the performance of our executive officers and key employees and consultants. Given our early stage of development, we are dependent on our ability to retain and motivate high quality personnel. Although we believe we will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect our ability to market, sell, and enhance our 3D solar cell technology products. The loss of our chief executive officer or one or more of our key consultants or our inability to hire and retain other qualified personnel, including but not limited to research and development staff, sales staff, and corporate office support staff, could have a material adverse effect on our business.

         THE CONSIDERATION BEING PAID TO OUR MANAGEMENT WAS NOT BASED ON ARMS LENGTH NEGOTIATION. The Common Stock and cash consideration being paid by us to our management have not been determined based on arms length negotiation. We may grant net profits interests or warrants to certain of our executive officers and consultants in addition to stock options, which may further dilute stockholders' ownership of us. While management believes that the consideration is fair for the work being performed, we cannot assure that the consideration to management reflects the true market value of its services.

         OUR EXECUTIVE OFFICERS' PARTICIPATION IN OTHER ENTITIES COULD CREATE CONFLICTS OF INTEREST. The relationship of management and its affiliates to us could create conflicts of interest. While management has a fiduciary duty to us, it also determines its compensation from us. Management believes that it will have the resources necessary to fulfill its management obligations to all entities for which it is responsible. Management's compensation from us has not been determined pursuant to arm's-length negotiation.

         DIRECTORS AND OFFICERS HAVE LIMITED LIABILITY. Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Delaware law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

         WE ONLY HAVE ONE INDEPENDENT DIRECTOR. Currently, the only members of the board of directors are James B. Nelson and Mark J. Richardson. Only Mark J. Richardson is considered an "independent director," as defined under Financial Industry Regulatory Authority ("FINRA") listing standards and Nasdaq Marketplace Rules. We do not have any committees of the board of directors. Therefore, decisions of the board of directors will not be made by a majority of persons who are considered to be independent directors.

         OUR BYLAWS MAY BE AMENDED BY OUR BOARD AND OUR ARTICLES AND BYLAWS MAY BE AMENDED BY A MAJORITY VOTE OF OUR STOCKHOLDERS. Under the Delaware Corporations Law, a corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding shares of each class entitled to vote as a class, unless the certificate requires the vote of a larger percentage of shares. Our Certificate of Incorporation, as amended, does not require the vote of a larger percentage of shares. As permitted under the Delaware Corporations Law, our bylaws give our board of directors the power to adopt, amend, or repeal our bylaws. Our stockholders entitled to vote have concurrent power to adopt, amend, or repeal our bylaws.

         THE MARKET FOR OUR COMMON STOCK IS CURRENTLY LIMITED. There currently is a limited market for our shares, and we cannot give investors any assurances that a market will become more liquid or, if such a liquid market should develop, that it will be sustained with sufficient liquidity to permit the investor to sell his or her Shares at any time.

         WE EXPECT TO ISSUE ADDITIONAL SHARES OF OUR STOCK, CAUSING OUR STOCKHOLDERS TO EXPERIENCE DILUTION IN THEIR OWNERSHIP OF us. We have the right to raise additional capital or incur borrowings from third parties to finance our business. We are authorized to issue up to 1,000,000,000 shares of Common Stock, par value $0.001 per share, and up to 5,000,000 shares of preferred stock. The board of directors has the authority to cause us to issue more shares of our Common or Preferred Stock and to determine the rights, preferences and privileges of such stock, without the consent of any of our stockholders. We have in the past and may in the future continue to issue convertible promissory notes, warrants and other securities to finance our operations that cause significant dilution of ownership to our stockholders. We may also issue net profits interests in us. We may register newly issued shares for free trading, possibly causing the public trading price of our stock, if any, to decline significantly. The issuance of additional shares of capital stock or net profits interests by us would dilute stockholders' ownership in us.

         WE CANNOT ASSURE THAT WE WILL PAY DIVIDENDS. We do not currently anticipate declaring and paying dividends to our stockholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase shares. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors.

         OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND MAY BE DIFFICULT TO SELL. Our shares of Common Stock are "penny stocks" because they are not be registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, and they trade below the threshold price set forth in Rule 3a51-1(a) of the Exchange Act. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person's account for transactions in penny stocks and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         THE MARKET FOR PENNY STOCKS HAS SUFFERED IN RECENT YEARS FROM PATTERNS OF FRAUD AND ABUSE. Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

         o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

         o        manipulation  of  prices  through   prearranged   matching  of
                  purchases and sales and false and misleading press releases;

         o        boiler room practices  involving  high-pressure  sales tactics
                  and   unrealistic    price    projections   by   inexperienced
                  salespersons;

         o excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

         o the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our shares of common stock. The occurrence of these patterns or practices could increase the volatility of our share price.

         OUR FAILURE TO MAINTAIN EFFECTIVE INTERNAL CONTROLS OVER FINANCIAL REPORTING COULD HAVE AN ADVERSE IMPACT ON US. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares offered by the Selling Securityholder.


                                    DILUTION

         The difference between the public price per share of common stock at which purchaser buys the Shares covered by this prospectus and the as adjusted pro forma net tangible book value per share of common stock after the issuance of the Shares covered by this prospectus constitutes the dilution to purchasers of Shares. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of Common Stock.

         As of September 30, 2013, the net tangible book value of Solar3D was ($2,284,183) or approximately ($0.0120) per share of Common Stock. Net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of Common Stock outstanding. Without giving effect to any changes in such net tangible book value after September 30, 2013, other than to give effect to the 4,000,000 Shares being registered pursuant to the Registration Statement, the net tangible book value at September 30, 2013, would have been ($2,284,183) or approximately ($0.0118) per share. As of September 30, 2013, the net tangible book value per share of Common Stock owned by Solar3D's current stockholders would have increased by approximately $0.0002 per share without any additional investment on their part and the purchasers of Common Stock will incur an immediate dilution of approximately $0.1318 per share, assuming the Shares are purchased for $0.12 per Share, the last sale price of the Company's Common Stock on January 23, 2014 as reported on the OTC -QB Market. "Dilution" means the difference between the offering price and the net tangible book value per share after giving effect to the offering. Holders of Common Stock may be subjected to additional dilution if any additional securities are issued as compensation or to raise additional financing. The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current stockholders as a result of this offering:

Net tangible book value per share as of September 30, 2013(1)......... ($0.0120)
Increase per share attributable to this issuance......................  $0.0002
Net tangible book value after issuance................................ ($0.0118)
Dilution per share to new investors(2)................................  $0.1318
----------------------
(1) Based on 190,103,450 shares of Common Stock outstanding as of September 30, 2013.

(2) Based on $0.12 per share, the last sale price of the Company's Common Stock on January 23, 2014 as reported on the OTC -QB Market.


                             SELLING SECURITYHOLDER

         The Shares of Common Stock being offered by the Selling Securityholder are eligible for vesting and issuance pursuant to a restricted stock agreement. As of the date of this prospectus, none of the Shares have been issued. Unless we satisfy the requirements for the use of Form S-3, the Shares of Common Stock being offered by the Selling Securityholder are subject to the volume restrictions specified in Rule 144(e) of the Securities Act of 1933, as amended. We believe that we currently satisfy the requirements for use of Form S-3, so the volume limitations of Rule 144(e) may not apply unless imposed by an applicable Rule 10b5-1 trading plan that may be adopted by the Selling Securityholder.

         The following table set forth certain information with respect to the Shares. Beneficial ownership of the Common Stock by such Selling Securityholder after this offering will depend on the number of Shares issued and the number of shares of Common Stock sold by the Selling Securityholder.

                                      NO. OF
  NAME OF STOCK     POSITION        RESTRICTED         VESTING        EXPIRATION
  OPTION HOLDER   WITH SOLAR3D        SHARES          SCHEDULE           DATE
----------------  ---------------  ----------------  ---------------  ----------
 James B. Nelson  Chairman, CEO,   4,0000,000(1)(2)  None issued (3)       (3)
                  President, CEO,
                  and Secretary
--------------
(1) Mr. Nelson also owns 15,000,000 stock options to purchase 15,000,000 shares of the Company's Common Stock exercisable until July 22, 2017 at an exercise price of $0.05 per share. These stock options vested 1/36th per month, commencing on August 21, 2010, on a monthly basis for as long as Mr. Nelson is an employee or consultant of Solar3D.

(2) Mr. Nelson also owns 5,000,000 stock options to purchase 5,000,000 shares of the Company's Common Stock exercisable until November 1, 2019 at an exercise price of $0.01 per share. These stock options vest according to the following schedule: 1,388,889 on the date of grant, 138,889 on the first day of each month thereafter commencing on December 1, 2012 until December 1, 2014, and then 138,886 on January 1, 2015, provided that Mr. Nelson is an employee or consultant of Solar3D.

(3) Mr. Nelson's restricted stock agreement provides for the issuance of up to 20,000,000 shares of the Company's Common Stock to Mr. Nelson in stages as certain milestones are achieved by the Company, 4,000,000 of these shares are currently eligible for vesting and issuance and are covered by the Registration Statement. See the Report on Form 8K filed by the Company with the SEC on September 27, 2013 for a detailed description of the milestones and other terms of the restricted stock agreement.


                              PLAN OF DISTRIBUTION

         Sales of the Shares of Common Stock by the Selling Securityholder may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholder may affect such transactions by selling the Shares of Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder and/or the purchasers of the Shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

         The Selling Securityholder and any broker-dealers that act in connection with the sale of the Shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by them and any profit on the resale of the Shares of Common Stock earned by them as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares of Common Stock against certain liabilities, including liabilities under the Securities Act. We will not receive any proceeds from the sale of the Shares of Common Stock.

         The Shares of Common Stock are offered by the Selling Securityholder on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. We have agreed to pay all expenses incurred in connection with the registration of the Shares offered by the Selling Securityholder except that the Selling

Securityholder is exclusively liable to pay all commissions, discounts and other payments to broker-dealers incurred in connection with his sale of Common Stock.


            LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

         Under Delaware General Corporation Law and Solar3D's bylaws, Solar3D's directors will have no personal liability to Solar3D's stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in Solar3D's bylaws is to eliminate the rights of Solar3D's stockholders (through stockholder's derivative suits on behalf of Solar3D) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of Solar3D or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, Solar3D's Bylaws provide that if Delaware law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. Delaware General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. These provisions will not alter the liability of the directors under federal securities laws.

         Furthermore, management plans to enter into agreements to indemnify Solar3D's directors and officers, in addition to the indemnification provided for in Solar3D's bylaws. These agreements, among other things, will indemnify Solar3D's directors and officers for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Solar3D, arising out of such person's services as a director or officer of Solar3D, any subsidiary of Solar3D or any other company or enterprise to which the person provides services at the request of Solar3D. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Solar3D pursuant to the foregoing provisions, Solar3D has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the issuance of the Shares of Common Stock covered by this prospectus will be passed upon for Solar3D by Richardson & Associates, counsel to Solar3D, 1453 Third Street Promenade, Suite 315, Santa Monica, California, 90401. Mark J. Richardson owns 2,000,000 stock options to purchase 2,000,000 shares of the Company's common stock and 2,304,000 shares of the Company's common stock, none of which are covered by this prospectus.

                                     EXPERTS

         The financial statements and the related supplemental schedules incorporated in this prospectus by reference from Solar3D's Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by HJ Associates & Consultants, LLP, independent certified public accountants, as set forth in their report appearing with the financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. No dealer, salesman or any other person has been authorized by Solar3D to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations may not be relied upon. The prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Solar3D since the dates as of which information is furnished or since the date of this prospectus.